Exhibit 99.1

CONTACT
Rob Mills
Knology, Inc.
Chief Financial Officer
706-645-8970
rob.mills@KNOLOGY.com

KNOLOGY, INC. ADOPTS STOCKHOLDER PROTECTION RIGHTS PLAN

WEST POINT, Ga. — (July 29, 2005) — Knology, Inc. (NASDAQ: KNOL) today announced that its Board of Directors has approved a Stockholder Protection Rights Plan. Under the new Rights Plan, a dividend of one Right for each outstanding share of common stock will be distributed to stockholders of record at the close of business on August 10, 2005.

The Rights will be exercisable only if a person or group acquires beneficial ownership of 18% or more of the Company’s common stock or commences a tender or exchange offer to acquire 18% or more of the Company’s common stock.

Upon being distributed, the Rights will automatically attach to and trade with all shares of Knology common stock. The Rights will not trade separately from the common stock unless and until they become exercisable. The Board of Directors of the Company may redeem the Rights at any time prior to the time at which the rights became exercisable. Unless earlier redeemed or exchanged by the Board of Directors, the Rights will expire on July 27, 2015.

About Knology
Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem.

Knology’s fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements
This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied, including those risks that are discussed in Knology’s most recent Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.

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